SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2005

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 980-8145

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 14, 2005, 99¢ Only Stores (the “Company”) announced the appointment of Rob Kautz as Executive Vice President and Chief Financial Officer of the Company, effective November 11, 2005. In connection with this appointment, the Company and Mr. Kautz entered into an employment agreement (the “Agreement”) dated November 11, 2005.

The Agreement provides that Mr. Kautz’s salary is $400,000 per year, subject to increase at the discretion of the Company and the Compensation Committee of the Board of Directors, and that he is eligible for an annual bonus of up to 50% of his salary. Mr. Kautz received an initial grant of 150,000 nonqualified stock options, with certain specific terms set forth in Exhibit A to the Agreement. Upon a termination during the five-year term of the Agreement either by the Company without cause or by Mr. Kautz upon the Company failing to cure a material breach of the Agreement after notice, Mr. Kautz is entitled to a payment equal to 12 months of his salary and the vesting of any unvested options from his initial grant. Upon a termination during the term of the Agreement either by the Company for cause or by Mr. Kautz for any other reason, Mr. Kautz is not entitled to any termination payment and all of his unvested options shall be forfeited. This description of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c)    On November 14, 2005, the Company announced the appointment of Rob Kautz as Executive Vice President and Chief Financial Officer of the Company, effective November 11, 2005. A copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Rob Kautz, 47, was the CEO/CFO of Taste Good LLC, a private start-up in food production and distribution, from September 2004 until he joined the Company. Mr. Kautz was CFO and subsequently CEO for Wolfgang Puck Casual Dining and Wolfgang Puck Worldwide from 1998 until July 31, 2004. Additional information regarding Mr. Kautz’s background is provided in Exhibit 99.1.

A description of Mr. Kautz’s employment agreement is provided in Item 1.01 above and is incorporated into this Item 5.02(c) by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between the Company and Rob Kautz, dated November 11, 2005
99.1	Press release dated November 14, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99¢ ONLY STORES

Date: November 17, 2005	By: /S/ Eric Schiffer
Eric Schiffer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between the Company and Rob Kautz, dated November 11, 2005
99.1	Press release dated November 14, 2005